
                                         V-ONE CORPORATION
                                      CONDENSED BALANCE SHEETS


                                                                        July 31,        July 31, 1999
                                                                          1999            (pro forma
                                                                      (unaudited)         unaudited )
                                                                      -----------       --------------
ASSETS

Current assets:
Cash and cash equivalents                                              $  684,227          $10,477,977
Accounts receivable, net                                                  334,894              334,894
Finished Goods Inventory, net                                             238,376              238,376
Prepaid expenses and other current assets                                 525,001              525,001
                                                                      -----------         ------------
Total current assets                                                    1,782,498           11,576,248

Property and equipment, net                                               739,088              739,088
Licensing fee, net                                                         90,262               90,262
Other assets                                                              917,717              917,717
                                                                      -----------
                                                                      ===========         ============
Total assets                                                           $3,529,565          $13,323,315
                                                                      ===========         ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses                                  $1,831,119          $ 2,694,619
Deferred income                                                           601,979              601,979
Notes payable - current                                                 3,000,000            3,000,000
Capital lease obligations - current                                        68,678               68,678
                                                                      -----------         ------------
Total current liabilities                                               5,501,776            6,365,276

Capital lease obligations - noncurrent                                    160,275              160,275
                                                                      -----------         ------------
Total liabilities                                                       5,662,051            6,525,551

Commitments and contingencies

Shareholders' equity (deficit):
Common stock, $0.001 par value; 33,333,333 shares authorized;
16,773,575 shares issued and outstanding as of July 31, 1999               16,781               16,781
Preferred Stock, Series B, $.001 par value, 1,287,554
shares issued and outstanding as of July 31, 1999
  (liquidation preference of $3,000,000)                                    1,287                1,287
Preferred Stock, Series C, $26.25 par value; 335,000
shares issued and outstanding as of July 31, 1999
  (liquidation preference of $8,793,750)                                        -            4,439,131
Additional paid-in capital                                             33,754,457           37,245,576
Notes receivable from sales of  preferred and common stock             (1,053,613)             (53,613)
Accumulated deficit                                                   (34,851,398)         (34,851,398)
                                                                      -----------         ------------
Total shareholders' equity (deficit)                                   (2,132,486)           6,797,764
                                                                      -----------         ------------
                                                                      ===========         ============
Total liabilities and shareholders' equity (deficit)                   $3,529,565          $13,323,315
                                                                      ===========         ============


      The accompanying notes are an integral part of these financial statements.

                                V-ONE CORPORATION
                      NOTES TO THE CONDENSED BALANCE SHEETS

                           (Historical and Pro Forma)
                                  (unaudited)

     Basis of Presentation

The condensed historical balance sheet as of July 31, 1999 is unaudited and reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present fairly the results for an interim period. This financial statement should be read in conjunction with the audited financial statements as of December 31, 1996, 1997 and 1998 and for the three years then ended, which are included in the Company's 1998 Annual Report on Form 10-K ("Form 10-K").

The preparation of financial statements to be in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and could impact future results of operations and cash flows.

The pro forma balance sheet as of July 31, 1999 reflects the changes related to the issuance of the Series C Preferred Stock (Series C Stock) (see Item 5. Other Events) and the proceeds from the repayment of notes receivable from the sale of Series B Convertible Preferred Stock which occurred during the period up to and including September 9, 1999. The following notes describe the changes from the unaudited July 31, 1999 historical balance sheet to the unaudited, pro forma balance sheet of the same date:

     Cash

Cash increased in the pro forma balance sheet due to (i) receipt of the final payment on the note receivable from the sale of the Series B Convertible Preferred Stock on August 14, 1999 in the amount of $1,000,000 and (ii) the gross proceeds from the Series C Preferred Stock dated September 9, 1999 in the amount of $8,793,750.

     Accounts Payable

Accounts Payable increased for offering costs associated with the Series C Preferred Stock offering in the amount of $863,500.

     Series C Preferred Stock

Series C Preferred Stock increased in the amount of $4,439,131 as a result of the proceeds received from the September 9, 1999 offering (see Item 5 Other Events) less the offering costs and the value attributable to the Warrants.

     Additional Paid-In Capital

Additional Paid-In Capital increased by $3,491,119, the amount allocated to the Warrants based on the estimated fair value of the Warrants and Series C Preferred Stock (see Item 5. Other Events).

     Notes Receivable From Sales of Preferred Stock

Notes receivable decreased by $1,000,000 due to the receipt on August 14, 1999 of the last payment required by the terms of the note. This related to the sale of the Series B Convertible Preferred Stock dated June 11, 1999.